Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Sandy Fabre
August 5, 2010		Nordstrom, Inc.
(206) 233-6563

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

Nordstrom Reports July Sales

SEATTLE, Wash. (August 5, 2010) – Nordstrom, Inc. (NYSE: JWN) today reported a 7.6 percent increase in same-store sales for the four-week period ended July 31, 2010 compared with the four-week period ended August 1, 2009. Preliminary total retail sales of $890 million for July 2010 increased 10.5 percent compared with total retail sales of $806 million for the same period in fiscal 2009.

Multi-channel same-store sales for the first 16 days of the Anniversary Sale, which began Friday, July 16th, increased 9.0% compared with the prior year. The Anniversary Sale, which typically makes July the second-largest sales month of the year, had similar timing and duration compared to last year’s event.

Second quarter same-store sales increased 8.4 percent compared with the same period in fiscal 2009. Preliminary second quarter total retail sales of $2.42 billion increased 12.7 percent compared with total retail sales of $2.14 billion for the same period in fiscal 2009.

Year-to-date same-store sales increased 10.0 percent compared with the same period in fiscal 2009. Preliminary year-to-date total retail sales of $4.41 billion increased 14.4 percent compared with total retail sales of $3.85 billion for the same period in fiscal 2009.

SALES RECORDING

To hear Nordstrom’s pre-recorded July sales message, please dial (402) 220-6036. This recording will be available for one week.

JULY SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2010	Fiscal 2009	% Increase	Total	Full-line Stores	Direct	Multi-channel (Full-line Stores and Direct)	Rack Stores
July	$890	$806	10.5%	7.6%	8.0%	25.6%	9.4%	(2.5%)

Second Quarter	$2,417	$2,145	12.7%	8.4%	8.2%	34.0%	9.9%	(0.9%)

Year-to-date	$4,407	$3,851	14.4%	10.0%	9.7%	36.1%	11.5%	0.5%

Number of stores	7/31/10	8/1/09
Full-line	114	111
Rack and other	79	64

Total	193	175

Gross square footage	23,343,000	22,351,000

EXPANSION UPDATES

In August, Nordstrom plans to open one full-line store at Santa Monica Place in Santa Monica, California. Nordstrom also plans to open two Rack stores at Pentagon Centre in Arlington, Virginia and Fair Lakes Promenade in Fairfax, Virginia.

FUTURE REPORTING DATES

Nordstrom’s planned financial release calendar for the next three months currently includes:

Second Quarter Earnings Release	Thurs., August 12, 2010
August Sales Release	Thurs., September 2, 2010
September Sales Release	Thurs., October 7, 2010
October Sales Release	Thurs., November 4, 2010

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 193 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 114 full-line stores, 76 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, the company’s planned store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, our ability to respond to the business environment and fashion trends, our ability to safeguard our brand and reputation, effective inventory management, efficient and proper allocation of our capital resources, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in our supply chain, our ability to maintain our relationships with vendors and developers who may be experiencing economic difficulties, the geographic locations of our stores, our ability to maintain relationships with our employees and to effectively train and develop our future leaders, our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us, successful execution of our information technology strategy, successful execution of our multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing and promotional campaigns, and our ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010, and our Form 10-Q for the fiscal quarter ended May 1, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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